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                        AMENDMENT TO PROJECT MANAGER AGREEMENT


DATED:    AUGUST  21, 1996

PARTIES:  GARY L. MCDONALD REAL ESTATE AND DEVELOPMENT CO.
          (PROJECT MANAGER)

          REGENCY SERVICE CORPORATION (RSC)


                                    AGREEMENT


Exhibit C of the Agreement shall be amended as follows:

In the event that total commissions paid to all parties exceed 6% of the total sales price, net of incentives, the Project Manager's 3% commission will be reduced to an amount so that total commissions paid to all parties do not exceed 6% of the total sales price, net of incentives. Said reduction shall in no way cause the Project Manager's commission to go negative.



By:         /s/ STEVEN HERTEL  Pres
    -------------------------------------
Regency Service  Corporation, a California Corporation




By:        /s/ GARY L. MCDONALD
    -------------------------------------
Gary L. McDonald Real Estate and Development Co., Inc., a California
Corporation